Exhibit 99.1

Investor Contact:	Company Contact:
Sharon Merrill Associates	Thomas W. Bennet, Jr., CFO
(617) 542-5300	(978) 970-5600
trr@investorrelations.com	tbennet@trcsolutions.com

TRC Announces Fourth-Quarter and Year-End
Fiscal 2009 Financial Results;

Concludes Fiscal 2009 with Strengthened Balance Sheet

•        Company Achieves Fourth-Quarter Operating Profit

•        Cash and Cash Equivalents Increase to $8.5 Million

Lowell, MA, September 28, 2009 - TRC Companies, Inc. (NYSE: TRR), a recognized leader in engineering, consulting, and construction management services to the energy, environmental and infrastructure markets, today announced financial results for the fourth quarter and fiscal year ended June 30, 2009.

Fourth-Quarter Results

For the three months ended June 30, 2009, gross revenue decreased to $105.8 million compared with $122.5 million for the three months ended June 30, 2008.  Net service revenue for the fourth quarter of fiscal 2009 decreased to $63.6 million from $65.2 million for the fourth quarter of fiscal 2008.  The Company believes net service revenue, rather than gross revenue, best reflects the value of services provided to its customers and is a more accurate indicator of TRC’s performance.

The Company recorded a net loss applicable to common shareholders for the fourth quarter of $5.3 million, or $0.27 per common share, compared with a net loss of $16.1 million, or $0.86 per common share, for the comparable period in fiscal 2008. The fourth quarter net loss included a $4.5 million income tax expense item that was recorded pursuant to the applicable accounting rule - Financial Accounting Interpretation No. 48 (“FIN 48”) “Accounting for Uncertainty in Income Taxes.” The net loss in the period also reflects the impact of two other non-cash charges totaling $0.7 million related to preferred stock accretion and an asset impairment charge related to an unconsolidated affiliate.

Fiscal Year 2009 Results

For the fiscal year ended June 30, 2009, gross revenue decreased to $432.5 million from $465.1 million for fiscal 2008.  Net service revenue for fiscal 2009 decreased to $254.8 million from $268.2 million for fiscal 2008.

The net loss applicable to common shareholders for fiscal 2009 was $24.1 million, or $1.25

TRC

650 Suffolk Street  •  Lowell, Massachusetts 01854

Telephone 978-970-5600   •  Fax 978-453-1995

per common share, compared with a net loss of $109.1 million, or $5.84 per common share, for fiscal 2008.  The net loss for fiscal 2009 includes the impact of the fourth quarter $4.5 million FIN 48 charge, as well as the $21.4 million non-cash goodwill and intangible asset impairment charge recorded in the second quarter of the fiscal year.  The net loss for fiscal 2008 included $88.8 million in non-cash charges for goodwill impairment and to record a full valuation allowance against net deferred tax assets.

Comments on the Results

“Given the challenges presented by adverse economic conditions, TRC delivered solid results for the fourth quarter and the fiscal year,” said Chairman and Chief Executive Officer Chris Vincze.  “Against significant economic headwinds and deteriorating industry demand, we came through with a modest decline in our net service revenue compared with last year.  We have continued to reduce our cost structure during the past year and the benefits have enabled us to achieve a year-over-year improvement in operating margins.  For the second consecutive quarter and third time in fiscal 2009, we generated positive operating income; however, the FIN 48 charge in the fourth quarter obscured our progress toward consistent bottom-line profitability.  In addition, we achieved full-year results that exceeded our EBITDA covenant, as defined in our revolving credit agreement.”

“All three of our business segments, Energy, Environmental and Infrastructure, are experiencing the effects of the global recession,” said Vincze.  “Clients in each segment are challenged with revenue shortfalls, budget deficits, project delays, lack of financing and uncertainty surrounding new government policies and programs.  In addition, much of the federal stimulus funding, with the exception of the energy efficiency markets, has not yet impacted our markets in a material way.  However, our broad suite of offerings has enabled us to cross-sell many of our services, and our bundling initiatives, including our RE Power program, have been well received in the marketplace.  Our strong brand and reputation for excellence are helping us weather this difficult period in our industry.”

“We ended fiscal 2009 with strong operating cash flows and a healthy balance sheet – debt is down and tangible net worth is up,” Vincze said.  “Cash and cash equivalents at June 30, 2009 were $8.5 million and we had no outstanding balance on our revolving credit agreement compared to $1.3 million of cash and cash equivalents and $27 million outstanding under the revolving credit agreement as of June 30, 2008.  As reported in early June, we successfully completed a private placement of preferred stock with gross proceeds of $15.5 million.  The funding provided by the preferred stock issuance, which converts to common stock in November 2010, resulted in an improvement to our financial structure and helped us secure a $30 million bonding line.  The bonding capacity will be used to assist us in pursuing opportunities in major engineering, procurement and construction (EPC) projects.”

“Fiscal 2009 represented the final phase of our turnaround strategy and the culmination of the comprehensive plan we implemented more than three years ago,” said Vincze.  “During that three-year period, we have been focused on restructuring, rebranding and retooling our entire organization, enhancing an entrepreneurial culture with bottom-line results orientation.  TRC’s performance this past year, particularly in light of the unfavorable market conditions, demonstrates the effectiveness of our strategy.  Going forward, we are shifting our strategies to pursue profitable growth, gain market share, and continue to improve our margins.”

Business Outlook

“In fiscal 2010, we intend to strategically deploy resources in areas that have the potential to drive profitable revenue over the next several years,” said Vincze.  “To instigate growth, we are fundamentally adjusting our top-line approach by realigning our sales organization with our vertical industry segments, rather than traditional geographic lines.  In addition, we are implementing an integrated national sales and marketing platform in order to enhance our cross-selling efforts among larger clients that we serve across our business segments.”

“Our primary objectives for the next three fiscal years are: 1) achieving profitable  growth in our service lines; 2) increasing margins  and maintaining positive cash flow; and 3) attracting and retaining top talent,” said Vincze.  “More specifically, we have already begun taking actions to expand our three business segments and roll out more bundled service offerings.  Our latest bundled offering in the Environmental segment is Building RX, which provides solutions to clients who own distressed commercial real estate assets.  TRC’s ability to offer clients these “one-stop shop” solutions provides us with a distinct competitive advantage.”

“Overall, visibility into the economic climate and business conditions for fiscal 2010 remains uncertain, but we are encouraged by early signs that a recovery is beginning to emerge,” said Vincze.  “Our efforts during the past three years have provided TRC with the foundation necessary to become a stronger entity.  While many organizations are now forced to react in the midst of the current economic downturn, TRC’s efforts on the turnaround plan have already created a leaner organization with a strong balance sheet.  We are now positioned to focus on client-facing activity, generating profitable growth, and gaining market share.”

Conference Call Information

The Company will broadcast its fourth-quarter and year-end fiscal 2009 financial results conference call today at 9 a.m. ET. Those who wish to listen to the conference call should visit the “Investor Center” section of TRC’s website at www.TRCsolutions.com. The call also may be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call.  For interested individuals unable to join the live conference call, a webcast replay will be available on the Company’s website.

About TRC

TRC creates and implements sophisticated and innovative solutions to the challenges facing America’s environmental, energy, and infrastructure markets.  The Company also is a leading provider of engineering, consulting, and construction management services to commercial and government customers across the country.  For more information, visit TRC’s website at www.TRCsolutions.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or other words of similar import. You should consider statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance; the uncertainty of our operational and growth strategies; circumstances which could create large cash outflows, such as contract losses, litigation, uncollectible receivables and income tax assessments, including potential payments related to our ongoing IRS audit, if not resolved successfully; regulatory uncertainty; the availability of funding for government projects; the level of demand for our services; product acceptance; industry-wide competitive factors; the ability to continue to attract and retain highly skilled and qualified personnel; and general political or economic conditions.  Furthermore, market trends are subject to changes, which could adversely affect future results. See additional discussion in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, Quarterly Reports on Form 10-Q, and other factors detailed from time to time in our other filings with the Securities and Exchange Commission.

TRC COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Years Ended June 30,
	2009	2008	2009	2008
Gross revenue	$105,750	$122,499	$432,517	$465,079
Less subcontractor costs and other direct reimbursable charges	42,144	57,342	177,713	196,870
Net service revenue	63,606	65,157	254,804	268,209
Interest income from contractual arrangements	216	904	1,859	3,944
Insurance recoverables and other income	5,498	3,927	19,539	6,123
Operating costs and expenses:
Cost of services	57,448	66,951	227,217	241,647
General and administrative expenses	8,102	13,692	32,936	40,077
Provision for doubtful accounts	1,336	1,545	3,952	3,708
Goodwill and intangible asset write-offs	—	589	21,438	77,267
Depreciation and amortization	2,030	2,030	7,322	8,051
	68,916	84,807	292,865	370,750
Operating income (loss)	404	(14,819)	(16,663)	(92,474)
Interest expense	519	974	2,925	3,936
Loss from operations before taxes, minority interest, and equity in losses	(115)	(15,793)	(19,588)	(96,410)
Federal and state income tax provision (benefit)	4,515	(143)	3,871	12,296
Minority interest	—	—	—	(62)
Loss from operations before equity in losses	(4,630)	(15,650)	(23,459)	(108,644)
Equity in losses from unconsolidated affiliates, net of taxes	(449)	(493)	(449)	(505)
Net loss	(5,079)	(16,143)	(23,908)	(109,149)
Dividends and accretion charges on preferred stock	215	—	215	—
Net loss applicable to common shareholders	$(5,294)	$(16,143)	$(24,123)	$(109,149)

Basic and diluted loss per common share	$(0.27)	$(0.86)	$(1.25)	$(5.84)

Basic and diluted weighted average common shares outstanding	19,354	18,875	19,272	18,700

TRC COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(Unaudited)

	June 30,	June 30,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$8,469	$1,306
Accounts receivable, less allowance for doubtful accounts	99,903	124,202
Insurance recoverable - environmental remediation	27,379	9,028
Restricted investments	28,214	32,213
Prepaid expenses and other current assets	11,032	16,461
Income taxes refundable	224	532
Total current assets	175,221	183,742
Property and equipment:	52,116	55,595
Less accumulated depreciation and amortization	37,075	37,380
	15,041	18,215
Goodwill	35,119	54,465
Investments in and advances to unconsolidated affiliates and construction joint ventures	119	548
Long-term restricted investments	53,295	76,216
Long-term prepaid insurance	47,766	51,081
Other assets	10,335	13,052
Total assets	$336,896	$397,319
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,632	$27,366
Accounts payable	44,106	55,519
Accrued compensation and benefits	30,029	24,914
Deferred revenue	38,684	40,161
Environmental remediation liabilities	566	1,473
Other accrued liabilities	41,959	41,546
Total current liabilities	159,976	190,979
Non-current liabilities:
Long-term debt, net of current portion	7,869	11,944
Long-term income taxes payable	6,079	910
Long-term deferred revenue	105,008	127,846
Long-term environmental remediation liabilities	7,533	7,969
Total liabilities	286,465	339,648
Preferred, $.10 par value; 500,000 shares authorized, 7,209 shares issued and outstanding as convertible, liquidation preference value of $28,837 as of June 30, 2009	1,808	—
Commitments and contingencies
Shareholders’ equity:
Capital stock:
Common, $.10 par value; 40,000,000 shares authorized, 19,357,573 and 19,354,091 shares issued and outstanding, respectively, at June 30, 2009, and 19,093,555 and 19,090,073 shares issued and outstanding, respectively, at June 30, 2008	1,936	1,909
Additional paid-in capital	168,459	153,259
Accumulated deficit	(121,434)	(97,526)
Accumulated other comprehensive (loss) income	(305)	62
Treasury stock, at cost	(33)	(33)
Total shareholders’ equity	48,623	57,671
Total liabilities and shareholders’ equity	$336,896	$397,319